                          NATIONAL PROPANE CORPORATION
                             SUITE 1700, IES TOWER
                              200 1ST STREET, N.E.
                         CEDAR RAPIDS, IOWA 52401-2067

                                                            As of March 11, 1997

Ronald R. Rominiecki
1750 42nd Street, S.E.
Cedar Rapids, Iowa 52403

Dear Ron,

     It is with great pleasure that we hereby confirm your continued employment as Senior Vice President and Chief Financial Officer of National Propane Corporation ('NPC'), the general partner of National Propane Partners, L.P. (the 'MLP'), on the terms and conditions set forth in this letter, the attached term sheet (the 'Employment Term Sheet') and the Severance Agreement of even date herewith (the 'Severance Agreement').

     You will report to the President and Chief Executive Officer of NPC and your duties will be performed primarily at the corporate headquarters of NPC in Cedar Rapids, Iowa. You will be responsible for financial and supply functions of NPC.

     In the event of termination by NPC of your employment without good cause, NPC shall, (i) within 30 days after the date of such termination, pay to you a lump sum equal to one-half (1/2) your annual rate of base salary in effect at the date of termination, (ii) commencing 6 months after the date of termination of your employment, pay to you a sum equal to your annual rate of base salary in effect at the date of termination, payable in semi-monthly installments for a period of six (6) months; provided, however, that if you have secured full-time employment during the period of the semi-monthly payments, the semi-monthly payments required to be made by NPC after you begin receiving payments from your new employer will be offset by the compensation you earn from any such new employer during the period in which you receive semi-monthly payments hereunder,
(iii) within 30 days after date of such terminations, pay to you a lump sum equal to annual target incentive and any funds accumulated as part of your Mid-Term cash performance plan, and (iv) any unit options granted to you (a) which have not vested on the termination date shall terminate and become null and void as of such date and (b) which have vested on the termination date must be exercised within 90 days or be forfeited; provided, however, with respect to clause (iv), upon the occurrence of a 'Change of Control' (as defined in the Severance Agreement), all unit options previously granted to you under the NPC Unit Option Plan shall immediately vest in their entirety and you shall have one year from the date of vesting to exercise such options in accordance with their respective terms.

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


     For purposes of this agreement 'good cause' means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of NPC or any of its affiliates;
(ii) voluntary termination by you of your employment or failure, refusal or neglect by you to comply with any of your material obligations hereunder or failure by you to comply with a reasonable instruction of any superior officer of NPC or its Board of Directors, which failure, refusal or neglect, if curable, is not fully and completely cured to the reasonable satisfaction of NPC as soon as reasonably possible upon written notice to you; (iii) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of NPC is materially injurious or detrimental to the substantial interest of NPC or any of its affiliates; (iv) indictment for any act, whether with respect to your employment or otherwise, which is in violation of the criminal laws of the United States or any state thereof or any similar foreign law to which you may be subject; (v) any failure substantially to comply with any written rules, regulations, policies or procedures of NPC or any of its affiliates which, if not complied with, could have a material adverse effect on NPC or any of its affiliates; or (vi) any willful failure to comply with NPC or any of its affiliates' internal policies regarding insider trading.

     You acknowledge that as a senior executive officer of NPC you will be involved, at the highest level, in the development, implementation, and management of NPC's and the MLP's business strategies and plans, including those which involve NPC and the MLP's finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment by a competitor of NPC and the MLP represents a serious competitive danger to NPC and the MLP and the use of your talent, knowledge, and information about NPC's and the MLP's business, strategies, and plans can and would constitute a valuable competitive advantage over NPC and the MLP. In view of the foregoing, if either your employment with NPC ends prior to the end of the term by reason of your resignation in breach of this agreement, or your employment is terminated by NPC for good cause, then you covenant and agree that in either case for a period of eighteen (18) months following the termination of your employment, you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner, or stockholder (except as a passive investor owning less than two percent interest in a publicly held company) in the propane industry.

     You agree to treat such as confidential and not to disclose to anyone other than NPC and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of NPC divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than NPC, its subsidiaries, and affiliated companies, any information of a confidential nature relating in any way to the business of NPC or its subsidiaries or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

     You agree that in addition to any other remedy provided at law or in equity, (a) NPC shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provision of the preceding two paragraphs, (b) you will indemnify and hold

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NPC harmless from and against any and all damages or loss incurred by NPC or any of its affiliates (including attorneys' fees and expenses) as a result of any such violation; and (c) NPC's remaining obligations this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law).

     This Agreement (including the Employment Term Sheet and the Severance Agreement) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations (written or oral) of the parties with respect to the subject matter hereof.

     This agreement shall be governed by the laws of the State of Iowa applicable to agreements made and to be performed entirely within such State.

     If you agree with the terms outlined above and in the Employment Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return in to us.

Best regards,

                                          Sincerely,

                                          /s/ Ronald D. Paliughi
                                          Ronald D. Paliughi
                                          President and
                                          Chief Executive Officer

Agreed and Accepted
/s/ Ronald R. Rominiecki
------------------------
Ronald R. Rominiecki

7/20, 1997
----------
Date

                                      3



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


                              RONALD R. ROMINIECKI
                             Employment Term Sheet
                             ---------------------



   PROVISION                     TERM                                         COMMENTS
   ---------                     ----                                         --------

Base Salary               $165,000/year                      Subject to increase at discretion of NPC Board.
-------------------------------------------------------------------------------------------------------------

Annual Incentive          $82,500/cycle target (50% of       NPC and individual performance assessed for
                          salary)                            each fiscal year relative to objective agreed in
                                                             advance between executive and CEO of NPC.
-------------------------------------------------------------------------------------------------------------

Mid-Term Cash             $66,000/cycle target (40% of       The CEO of NPC will develop a mid-term cash
                          salary)                            performance plan calibrated to deliver the target
                                                             award for delivering agreed upon profit over a
                                                             three-year performance cycle during each year
                                                             of the three-year cycle an amount will be
                                                             accrued based upon a share of the company's
                                                             profits over a minimum return; a new three-year
                                                             cycle begins each year so that after the third year
                                                             the annual cash pay-out should equal or exceed
                                                             the target; no cap on potential award.
-------------------------------------------------------------------------------------------------------------

Unit Options              Grants consistent with status to   --
                          be awarded by NPC
                          Compensation Committee.
-------------------------------------------------------------------------------------------------------------

Health, Medical           Participation in NPC Plans.        --
Insurance Benefits
-------------------------------------------------------------------------------------------------------------

Vacation                  Consistent with other senior
                          executive officers.                --
-------------------------------------------------------------------------------------------------------------

Relocation Support       --                                  If employment is terminated by NPC without
on early termination                                         cause, the provisions of NPC's attached
                                                             relocation policy will be applicable to
                                                             employee's relocation outside of the Cedar
                                                             Rapids metropolitan area for 9 months from the
                                                             date of such termination.
-------------------------------------------------------------------------------------------------------------



                                         4



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

Dear Relocating Executive:

     Congratulations on your new assignment. You and your family will encounter many personal and professional opportunities in your new location. For all of us at the Company, your move, and the ongoing relocation of key employees, is considered crucial to our continued success in today's competitive business environment. For that reason, we commit to help you accomplish you move with minimal disruption to you and your family.

     Through the Relocation Program described in this booklet, the Company will provide you with the professional and financial resources necessary to make it possible for you and your family to relocate smoothly and effectively. Please make full us of the support available to you through this Program. As a first step, take time to review your concerns, and begin thinking out the steps you need to take in order to plan for a successful move.

     It is the intent of the Program to cover the reasonable costs associated with your move. For this reason the Program has been designed to offer you special relocation services and financial assistance provisions. The Program will either provide services to you outright, or will offer reimbursement for relocation expenses, according to certain established guidelines outlined in this booklet.

     We recognize that, while wanting to become quickly effective in your new job, you will also need to manage additional personal responsibilities resulting from your relocation. We have an on-site Relocation Coordinator located in Florida who will coordinate all relocation issues from the Company's side. A Relocation Counselor from Prudential has been assigned to the Company and will help you get started in the Program and facilitate delivery of many helpful and timesaving services available to you and your family. Your Relocation Counselor will assist you in planning your move process. Prudent and early use of these critical resources will result in an easier, more cost-effective relocation for you and your family.

     We hope you find this booklet a worthwhile introduction to the programs and services of the Corporate Relocation Program and wish you and your family a smooth transition.

BEFORE YOU BEGIN...

     The Company strongly urges you to take advantage of the personal assistance which has been designed specifically for the needs of the Company's relocating employees. Before you begin to prepare to sell your home or to look for a home in the new area -- please familiarize yourself with the provisions of our Program and contact a Relocation Counselor if you have not already done so.

     The following individuals at Prudential Relocation Management have been assigned to complete our team for your relocation:

Mr. Glenn Hansen
Director, Client Services
(404) 612-6013
(800) 358-6889

Ms. Pat Spivey
Senior Relocation Counselor
(404) 612-6057
(800) 358-6889

     Please note that, even though the Counselors are situated in Atlanta, their responsibility for the Company's relocating families is nationwide.

     After you have had initial contact with your Counselor, he/she will work to bring you a wealth of services, advice and expertise which will help make your move as trouble-free as possible. (Please refer to the Prudential Homemarketing Relocation Kit which will be sent to you from Prudential under separate cover.)


ELIGIBILITY

     You are eligible for the assistance described in the guide if you meet the following requirements:

JOB STATUS

     You are a full-time, executive employee who is asked by the Company to relocate as a result of being newly hired, or being offered a job transfer or reassignment.


                                       2


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DISTANCE RULE

     Your new distance to work is at least 35 miles greater than your current distance to work. This measurement is based on the most direct, commonly traveled route.

TIME LIMIT FOR REIMBURSEMENT

     You have 12 months after the effective date of transfer to claim all relocation-related reimbursements. (Please refer to the Relocation Tax Bulletin which is included a Appendix A.)

HOMEFINDING

     Selecting a new community and home is one of the most important personal decisions you will make as a result of your job transfer. The following Program has been designed to enable you to visit your new community, and to become familiar with the neighborhoods or areas in which you would ideally consider living. In addition, you may use the time in the new area to select schools, interview family care providers, or begin a job search for your spouse or other household members. Your Relocation Counselor will be available to you throughout this process.

HOMEFINDING EXPENSE ALLOWANCE

     In order to give you sufficient time for you search, the Company will reimburse expenses for a total of up to 7 days and nights, including travel time. You may use this Homefinding Expense Allowance in order to take up to two trips within that 7 day total.

     Your reimbursed expenses relate to home search and community familiarization for you, your spouse, and your immediate family. The IRS regulations require receipts for all expenses incurred which are in excess of $25.00.

                                      3

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     Reimbursements cover reasonable and necessary home search expenses, according to normal Company business travel guidelines, including:

Round-trip, first class air fare
Car rental
Use of your personal car (at the Company mileage rate)
Reasonable lodging and meal expenses
Miscellaneous expenses: telephone, tolls, etc.

HOMESALE

     There are many vital concerns surrounding the sale of your home: receiving the best possible price, coordinating all the details of your home sale, and managing your household move, to name only a few. The following Program provides a comprehensive service which will help you work constructively to obtain the best price for your home. In addition, it includes an Incentive Program which can help you benefit even further. And, just in case, the Program offers an appraised offer for your home, if you are not able to find a buyer in the market.

     To address these concerns, and to simply relieve much of the burden of detail involved in your relocation, the Company has contracted with Prudential Relocation Management to provide a range of services. Through their services, you will be provided with counseling to help you take prompt and prudent action in marketing your home. You will also have continuing support during the negotiation and conclusion of your sale.

     The Program gives you the opportunity to look for a buyer who will pay the highest possible price, while it offers you the security of an Offer to buy your home at its most probable sales price, as established by professional appraisals. The established price as set by the appraisal process is called the Appraised Value Offer. The highest price possible established by potential buyers is called the Amended Value Offer. These two options are outlined in the next several pages.

     One note of caution: Because of IRS regulations, if you choose to sell your home yourself, without using these homesale options and related services, the Company will not provide gross-up for adverse tax consequences you may incur for any of your homesale related expenses. The Company has elected to engage the services of Prudential Relocation Management for reasons of service and economy both to you and to the Company -- so it is strongly encouraged that you participate in this Program.

                                      4


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

CONDOMINIUMS, COOPERATIVE APARTMENTS

If you own a condominium or cooperative apartment as a principal residence, the relocation service firm will provide their normal homesale assistance.

HOME MARKETING

Your key to getting the best price for your home is to get it positioned wisely and aggressively in your local real estate market. Your guide throughout the Home Sale portion of your relocation is your Relocation Counselor. It is his or her job to begin working with you before you list your home for sale in order to develop a marketing strategy which will work best for your property.

The marketing advice your Counselor offers includes helping to determine an attractive and reasonable asking price, reviewing any contemplated reconditioning projects, and working to help your real estate broker assure you proper and appropriate advertising, publicity, and promotion.

Your Counselor is available to you virtually from "day one," before you ever put your home on the market. You will receive advice and assistance on many key issues which can give you an advantage in your local real estate market.

In addition to the assistance already mentioned, your Counselor will also help you:

List your home with a broker who can maximize your home's exposure.

Consider recommendations which will eliminate anticipated buyer objections.

Update the marketing strategy for your home through regular discussions with you and your broker.

Review all purchase offers which you receive, whether above or below the Appraised Value Offer.

                                       5

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LISTING CLAUSE

The following listing clause is necessary to protect your right to sell your home to the relocation firm, at any time, without owing an additional commission to your broker.

Please note that before you begin to work with your broker, or actually execute a listing agreement, it is important to include a clause in your listing agreement which reserves your right to sell to the relocation firm - without incurring a commission payable to your broker. A sample wording follows:

"The listing agreement is subject to the following provisions:
It is understood and agreed, regardless of whether or not an offer is presented by a ready, willing and able buyer that:

1. No commission or compensation shall be earned by or due and payable to broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer, and the purchase price delivered to seller; and

2. The seller reserves the right to sell the property to the relocation firm. Upon execution by a named Prospective purchaser and me (us) of an agreement of sale with respect to the property, this Listing Agreement shall immediately terminate without obligation on my (our) part to either pay a commission or to continue this listing."

This clause preserves your right to accept the Appraised Value Offer, with no obligation to pay a broker's commission fee. This does not, however, prevent your broker from receiving a commission if you sell your home through the Amended Value Offer.

APPRAISALS AND THE APPRAISED VALUE OFFER

The Relocation Management Company guarantees you the eventual sale of your home at a price determined by professional appraisers. Two independent appraisers, selected by you from a list provided by your Counselor, will review the features of your home, and will submit a report indicating your home's estimated most probable sale price.

Your Appraised Value Offer is established by averaging the two appraisals. If the two appraisals vary by more than 5% of the higher figure, a third appraisal will be performed. In this event your Appraised Value Offer will equal the average of the two closest appraisals.

                                       6

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

     Once the appraisals have been completed and reviewed by your Counselor, you will receive an Appraised Value Offer to buy your home, along with copies of the appraiser's reports. The Appraised Value Offer is valid for 60 days after it is verbally conveyed to you. During the 60 days your Appraised Value Offer is valid, you can try to improve upon the Appraised Value Offer in the marketplace, with the continued marketing assistance and advice of your Counselor. If you do not find a buyer who will pay a higher price during that time, the relocation firm will purchase your home at the price established as the Appraised Value Offer.

AMENDED VALUE SALE

     If you succeed in obtaining any offer during your 60-day marketing period, bring the offer to the attention of your Counselor. You, your broker, and the Counselor will work closely together during the negotiation. After a price is agreed upon, if the offer is acceptable to both you and your Counselor, please be sure not to sign anything. Your Counselor will sign the Contract of Sale on your behalf. You will then sell your property to the relocation firm at the higher of the two offers: the Appraised Value Offer or the Amended Value Offer. Once you have signed the Contract of Sale, the relocation firm will attempt to complete the sale to the buyer at the price. This is called an Amended Value Sale.

     You will receive your equity based on the Appraised Value Offer. Prudential Relocation Management will then attempt to complete the sale of the home to your buyer. Before 'amending' the Appraised Value Offer to the price your buyer is willing to pay, your Counselor will use his or her best efforts to determine whether the buyer is likely to receive adequate financing to make the purchase at the offered price. It is also crucial that the prepared sale agreement provides for a fixed purchase price. It should also contain terms substantially consistent with the terms of the Contract of Sale between you and the relocation firm, and may not depend on the satisfaction of any contingency (other than financing).

     Please note: In the case of an Amended Value Sale, regardless for whether or not the relocation firm is able to complete the sale (i.e. close the sale) to the buyer, your sale to the relocation firm is considered final once it is determined that the buyer is qualified and all contracts with the buyer have been duly executed.

                                      7

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


SALE BONUS PROGRAM

     The critical factors in finding a buyer are to price your home realistically, and to carefully consider all offers in light of the net return to you.

     The Sale Bonus Program provides for an incentive payment if you find a buyer and conclude an Amended Value Sale. To be certain that you are eligible for this payment, you must report each offer you receive to your Counselor, even if it is below the amount of your Appraised Value Offer. Your Counselor will then help determine the offer's net benefit to you in light of the Bonus Program Sale.

     You are eligible for the Sale Bonus if you find a buyer whose offer is acceptable to you and your Counselor. Once you secure the sale, you are guaranteed a bonus of $5,000. Even if the buyer's offer is somewhat less than the relocation firm's Appraised Value Offer for your home, in some cases your Counselor may agree to accept the offer because it will result in a higher net return to you.

     Here is an illustration of how it works:

     Example

Assumption: Appraised Value Offer -- $300,000

Selling Price..................................   $295,000    $300,000    $305,000
Price to You...................................   $300,000    $300,000    $305,000
Sale Bonus.....................................   $  5,000    $  5,000    $  5,000
You Receive....................................   $305,000    $305,000    $310,000

     The Sale Bonus is considered taxable income, and will be paid to you after the sale of your home has closed. It is not grossed-up for taxes.

                                      8


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DUPLICATE HOUSING EXPENSES

Your counselor will work with you to help plan for a timely transition from your old home to your new home so that you can avoid facing duplicate housing costs.

But in the event you have closed on your home in the new location, and have not yet completed that sale of your old home, the Company will cover mortgage interest for your old home up to 60 days.


HOME PURCHASE

If you owned a home at the previous location, or are contemplating becoming a first-time homeowner as a result of your relocation, the Program will provide assistance with certain home purchase expenses.

CLOSING COSTS

Reimbursement will be made for all normal and reasonable home purchase costs you encounter which are normally paid by the buyer. Such fees are reimbursable to you under the Program, up to a value of 2.5% of the purchase price of your new home.


Expenses include, but are not limited to, the following:

Attorney fees                               Title search

Transfer taxes - state and local            Survey fees

Credit reports                              Abstract fees

Recording fees                              Notary fees

Required inspections (total not to exceed $500)



                                       9

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Many lenders charge a range of "up-front" fees which have different names and different purposes. Depending on the region you are moving to, and the practices of your lender, you may encounter such costs, for example: Mortgage placement fee, lender's service charges, application fee, origination fee, and mortgage discount points.

If you have questions about mortgage options available to you when financing your new home, your Counselor can refer you to several helpful resources.


NORMAL HOME OWNERSHIP COSTS

Certain costs are normally incurred in the home purchase transaction, and are considered a part of normal home ownership. These costs are, therefore, not reimbursed by the Program. Expenses you may anticipate include, but are not limited to, the following:


Prepaid real estate taxes                      Prepaid mortgage interest

Utility fees                                   Property insurance

Owner's or Mortgage Title Insurance


RENTER'S RELOCATION PROGRAM

APARTMENT SEARCH AND FINDER'S FEES

If you wish to rent in the new location, the Program provides assistance in helping you find a rental residence. This assistance is available through your Relocation Counselor. Your Counselor will discuss your family needs with you and help you review available rental housing options.

In addition, you may find that real estate agents or apartment finders charge a fee for their services. The Program covers the cost of such a documented fee, up to 10% of the annual rent on your new residence.



                                       10


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


LEASE TERMINATION PENALTIES

If you need to terminate the lease or rental agreement on your old residence, the Company provides reimbursement for reasonable lease termination charges. The provision applies to loss of deposit or cancellation penalties up to the value of two months' rent.

TEMPORARY LIVING

If may be necessary for you alone, or you and your family together, to assume a temporary residence in the new location before permanent housing is available. Your Relocation Counselor will assist you in working out all the timing issues, and with the assistance of local real estate professionals, your Counselor can help arrange for temporary accommodations.

If you need to take up temporary residence on your own, before your family joins you in the new location, you will be reimbursed for travel and living expenses for up to 60 days.

                                       11

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


TRANSPORTATION OF HOUSEHOLD GOODS

MOVER'S SERVICE

The Program provides you with moving services to assist you in relocating your household goods quickly and efficiently. To make your household move as trouble-free as possible, be sure to contact your Relocation Counselor approximately 10 days in advance of your move. Even if you are not sure of your exact move date, Prudential can begin making arrangements with the moving company and can provide detailed information about preparing for your move. You should not make arrangements with a moving company directly.

The program offers the following household move services:

    Packing of your household goods         Moving van transport

    Unpacking of your household goods and furniture (and boxes if you wish) at the new residence

Special moving requests which require preapproval are for special crating for art and antiques.

You will be notified in advance of the date the movers will pick up your furnishings and belongings. Generally, it takes one day to wrap and pack household goods and a second day to load the van.

Once the van arrives at your new residence, the mover is responsible for placing your furniture and boxed belongings in the exact rooms you select. If you wish, they will also unpack all of the boxes and reassemble the furniture, such as beds and tables.

STORAGE

With most timing issues, your Relocation Counselor can be of invaluable help, and should be sought out for assistance in avoiding the expense of temporary storage. For this reason, the Program does not provide for the storage of household goods without prior approval.

                                       12

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



APPLIANCES

You will be reimbursed for installation of most major appliances, if the same or similar appliances existed at your former residence. Reimbursable costs include: Plumbing, electrical, labor and materials required to disconnect or reconnect.

AUTOMOBILE

The Program provides for the shipment of up to two automobiles.

ITEMS EXCLUDED FROM THE MOVING PROGRAM

There are restrictions on moving animals; plants; boats; valuables, such as currency, jewelry, hazardous items, and other items not suited for furniture van transport.

The Company will not pay to move pianos, grandfather clocks, pool tables, weight machine, tread mills and other bulk and overweight items.

MOVING YOUR FAMILY

FAMILY MOVING TRIP

The Company provides reimbursement for transportation, lodging, meals and expenses, within regular Company guidelines, for you and your family on your moving trip to the new location.

                                       13

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

                              SEVERANCE AGREEMENT
                            FOR RONALD R. ROMINIECKI

     This SEVERANCE AGREEMENT FOR RONALD R. ROMINIECKI (the "Agreement") made and entered into as of March 11, 1997, by and between National Propane Corporation, a Delaware corporation (the "Company"), and Ronald R. Rominiecki, an individual residing at 1750 42nd Street, S.E., Cedar Rapids, Iowa 52403 (the "Executive").

     The Executive is currently employed by the Company in the capacity of Senior Vice President and Chief Financial Officer.

     The Company values the contribution that the Executive has made to the Company's business and affairs and the anticipated contribution the Executive will make to the Company's business and affairs in the future.

     The Company desires to provide the benefits provided for herein in order to enable the Company to attract and retain qualified executives such as the Executive, without the Executive being distracted from work over concern for what severance benefits the Executive would receive under certain circumstances.

     The Company and the Executive desire to formalize the severance benefits the Executive will receive in the event of termination of Executive's employment under certain circumstances.

     To keep the Executive from being distracted from the Executive's work due to concerns for the Executive's financial stability in the event of Executive's cessation of employment with the Company and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     SECTION 1. Requirements for Severance Benefits. The Company shall pay the Executive the benefits set forth in Section 2 below (collectively the "Severance Benefits") only under the following circumstances:

        1.1 Termination by the Company. If (a) during the term of this Agreement a Change in Control (as defined in Section 3.1 below) occurs and (b) the Company terminates the Executive's employment with the Company within one year of such Change in Control (whether or not such termination occurs during the term of this Agreement) for any reason other than "Good Cause" (as defined in Section
3.2 below), the Executive shall be entitled to receive the Severance Benefits;
or

        1.2 Constructive Termination. If (a) during the term of this Agreement a Change in Control occurs and (b) a Change of Circumstances (as defined in Section 3.3 below) occurs within one year of such Change in Control (whether or not such Change of Circumstances occurs during the term of this Agreement), then at any time within 45 calendar days following such Change of


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Circumstances the Executive may, at Executive's sole option, terminate
Executive's employment with the Company by delivering a written notice (the "Termination Notice") of termination to the Company during such 45 calendar day period. The Termination Notice shall specify (i) the date on which the Executive will terminate the Executive's employment with the Company, which date shall be no fewer than 45 calendar days, and no more than 75 calendar days, following the date the Termination Notice is delivered to the Company and (ii) the Change of Circumstances which caused the Executive's termination.

        1.3 No Severance Benefits Paid. Notwithstanding anything herein to the contrary, no Severance Benefits shall be paid to the Executive hereunder if (i) the Company terminates the Executive's employment following a Change in Control or other sale of the Company or its assets and the successor to the Company promptly offers employment to the Executive under terms not amounting to a Change of Circumstances; (ii) the Executive voluntarily resigns: or (iii) the Executive's employment is terminated for "Good Cause".

     SECTION 2. Severance Benefits. Following a termination of Executive's employment with the Company which satisfies the conditions of Section 1, the Executive shall be entitled to receive the Severance Benefits set forth in this
Section 2.

        2.1 Computation. On the thirtieth (30th) calendar day following any such termination, Executive shall be paid a lump sum severance payment, less applicable state and federal tax withholdings, equal to the sum of (x) amounts accrued but unpaid to the Executive under the Company's mid-term cash incentive plan with respect to all years immediately preceding the year in which such termination occurs and (y) the sum of

            (i) the Executive's annual base salary in effect as of the date of such termination, plus

            (ii) an amount equal to the greater of (1) 30% of the Executive's annual base salary in effect as of the date of such termination and (2) the amount of bonus (excluding amounts payable under or with respect to the Company's mid-term cash incentive plan) paid to the Executive with respect to the year immediately preceding the year in which such termination occurs.

        2.2 Stock Options. In the event of a Change in Control, all stock options previously granted to the Executive under Triarc Companies, Inc. 1993 Equity Participation Plan shall vest immediately in their entirety, and the Executive shall have one year from the date of such vesting to exercise such options in accordance with their respective terms.

        2.3 Employee Benefits. All health and medical insurance benefits will be retained for a period of time required under the Consolidated Omnibus Budget Reconciliation Act, with the Company paying the cost, if any, of such benefits.

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          2.4 No Duty to Mitigate. The amount payable under this Section 2 shall not be reduced by any earnings of Executive from any other source.

          2.5 Tax Matters.

              2.5.1 Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Company determines, in its sole discretion, are required to be withheld pursuant to any applicable law or regulation.

              2.5.2 Golden Parachute. Notwithstanding any other provision in this Agreement to the contrary, the amounts otherwise payable to the Executive under this Agreement shall be reduced to, and shall not exceed, the largest amount in the aggregate that the Executive could receive, in conjunction with any other payments received or to be received by her from any source, without any part of such amounts being treated as an excess parachute payment under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. The amount of such reductions and their allocation among accounts otherwise payable to the Executive shall be determined by the Company. If subsequent to payment to the Executive of amounts under this Agreement the Company should determine, or the Internal Revenue Service should assert, that the amount of such payment exceeds the largest amount that can be paid without being treated as an excess parachute payment subject to Section 280G of the Code, then the excess shall be deemed to be a loan from the Company to the Executive that the Executive shall repay to the Company within one year of such determination or assertion, together with interest thereon at the applicable federal rate provided in Section 7872 of the Code or any successor provision; provided, however, that the excess shall not be deemed to be a loan if and to the extent that repayment thereof would not eliminate the Executive's liability for the excise tax imposed by Section 4999 of the Code.

     SECTION 3. Definitions.

          3.1 Definition of "Change in Control". For purposes of this Agreement, "Change in Control" shall mean:

              (i) the consummation of any transaction the result of which is that any person or entity other than Triarc, DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or one of their Affiliates, as hereinafter defined (the "Triarc Parties"), directly owns more than 50% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company or any successor thereof, or

             (ii) all or substantially all of the assets of the Company, National Propane Partners, L.P. (the "Partnership") or National Propane, L.P. are acquired by a person or entity (other than the Triarc Parties);

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              provided, however, that (w) the distribution by means of a dividend or otherwise, of voting securities of the Company to shareholders of Triarc, (x) the distribution by means of a dividend or otherwise, or other sale, transfer or disposition of the Subordinated Units (or the Common Units into which such Subordinated Units may be converted) of the Partnership to any of the Triarc Parties, (y) any transaction which results in the Triarc Parties beneficially owning directly or indirectly 15% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company and there being no other person or entity which has a greater voting percentage than the Triarc Parties, or (z) any sale of securities pursuant to an underwritten public offering, shall in no event constitute a Change in Control.

          3.2 Definition of "Good Cause". For purposes of this Agreement, "Good Cause" shall mean:

          (a) any breach by the Executive of any of the Executive's material obligations under that certain agreement, dated the date hereof, between the Company and the Executive (the "Letter Agreement"), which remains uncured after ten (10) days following written notice to the Executive of the facts upon which the Board of Directors has determined that such breach exists;

          (b) any willful failure by the Executive to perform the material duties of Senior Vice President and Chief Financial Officer;

          (c) any material misconduct (including misconduct involving moral turpitude) by the Executive in the performance of his duties as Senior Vice President and Chief Financial Officer which misconduct is manifestly injurious to the Company; and

          (d) any willful and unexcused refusal by the Executive to obey the lawful and reasonable instructions of the Board of Directors, provided such instructions are consistent with the duties imposed upon the Executive by the Letter of Agreement and have been clearly communicated to him.

          3.3 Definition of "Change of Circumstances". For purposes of this Agreement, a "Change of Circumstances" shall be deemed to have occurred if, for any reason other than "Good Cause", the Company (a) demotes Executive by reducing the Executive's title, (b) reduces Executive's base salary or the aggregate value of Executive's cash compensation, (c) materially reduces Executive's authority or responsibility, or (d) requires Executive to change the principal location of the performance of Executive's duties by more than 100 miles; provided, however, that none of the foregoing events shall be deemed to be a Change of Circumstances unless Executive gives the Board of Directors of the Company written notice, specifying in reasonable detail the nature of the event and the basis for Executive's contention that such event constitutes a Change of Circumstances, and the Company fails to restore the Executive to the Executive's former position, salary, rights, benefits, authority, responsibility, and/or employment location within thirty calendar days after receiving such notice.

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          3.4 Definition of "Affiliate". For purposes of this Agreement,
"Affiliate" of any specified person or entity shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities or by agreement or otherwise.

     SECTION 4. Term of Agreement. The term of this Agreement shall begin on the date hereof and shall end on the date upon which the Executive's employment with the Company has been terminated by the Company or the Executive.

     SECTION 5. No Right to Employment. Nothing in this Agreement shall prohibit the Company or its successor from terminating Executive's employment at any time with or without "Good Cause", so long as the Company or its successor complies with its obligations hereunder.

     SECTION 6. Notices. All notices, demands, and requests required under this Agreement shall be in writing and shall be deemed to have been delivered and received if served personally, sent by telecopy (receipt confirmed) or sent by United States registered or certified mail, postage prepaid, addressed to the addresses set forth below or such other addresses as either party may designate by notice to the other:

          if to Executive:     Ronald R. Rominiecki
                               1750 42nd Street, S.E.
                               Cedar Rapids, Iowa 52403

          if to the Company:   National Propane Corporation
                               Suite 1700, IES Tower
                               200 1st Street, N.E.
                               Cedar Rapids, Iowa 52401-2067
                               Attention: President
                               Telecopy: (319) 365-6084

          with a copy to:      Triarc Companies, Inc.
                               280 Park Avenue
                               New York, New York 10017
                               Attention: General Counsel
                               Telecopy: (212) 451-3216

     SECTION 7. Severability. The unenforceability, invalidity, or illegality of any provision of this Agreement or any part thereof, shall not affect the enforceability, validity, or legality of the

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remainder of any such provision, or any other provision hereof.

     SECTION 8. Non-Waiver of Rights and Breaches. No failure or delay of either party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party hereto of any default of the other party shall not be deemed to be a waiver of any subsequent default or other default of such party.

     SECTION 9. Binding Effect; Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 10. Entire Agreement; Modification. This Agreement and the Letter Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, and representations (written or oral) of the parties with respect to the subject matter hereof. Without in any way limiting the foregoing, this Agreement shall supersede any and all prior agreements, including the letter agreement between the parties dated November 2, 1995, concerning retention, severance, or termination benefits and shall be in lieu of any and all express or implied policies or practices of the Company, its parent, or affiliated corporations regarding retention, severance, or termination benefits. This Agreement may not be modified, amended, supplemented, or otherwise changed except by a writing executed by each of the parties hereto and designated as a modification, amendment, or supplement hereof.

     SECTION 11. Governing Law. This Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its principles of conflict of laws.

     SECTION 12. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                                    /s/ Ronald R. Rominiecki
                                                    ----------------------------
                                                    Ronald R. Rominiecki


                                                    NATIONAL PROPANE CORPORATION


                                                    By: /s/ Ronald D. Paliughi
                                                       -------------------------
                                                    Name:  Ronald D. Paliughi
                                                    Title: President and Chief
                                                           Executive Officer

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